As filed with the Securities and Exchange Commission on October 21, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BPZ Resources, Inc.

(Exact name of registrant as specified in its charter)

Texas	1311	33-0502730
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification Code Number)	Identification No.)

580 Westlake Park Boulevard, Suite 525

Houston, Texas 77079

(281) 556-6200

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

BPZ Resources, Inc. Employee Stock Purchase Plan

(Full Title of the Plan)

Manuel Pablo Zúñiga-Pflücker

President, CEO and Director

580 Westlake Park Boulevard, Suite 525

Houston, Texas 77079

(281) 556-6200

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Mark W. Coffin

Seyfarth Shaw, LLP

700 Louisiana Street

Suite 3700

Houston, Texas 77002

(713) 225-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value per share	2,000,000	$2.80	$5,600,000	$642

(1)          This registration statement also covers such indeterminable additional number of shares as may be issuable under the Plan by reason of any adjustments in the number of shares to prevent dilution from any future stock splits, stock dividends and similar transactions. This Registration Statement covers any such additional shares in accordance with Rule 416(a).

(2)          Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act of 1933, as amended and based on the average of the high and low sales prices of our common stock reported on the New York Exchange on October 17, 2011.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits certain information specified in Part I of Form S-8.  The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible employees as specified in Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are hereby incorporated by reference:

(a)          Annual Report on Form 10-K for the year ended December 31, 2010, filed on March 16, 2011;

(b)         Quarterly Report on Form 10-Q for the period ended March 31, 2011, filed on May 16, 2011;

(c)          Quarterly Report on Form 10-Q for the period ended June 30, 2011, filed on August 9, 2011;

(d)         Current Reports on Form 8-K filed on February 1, 2011; February 14, 2011; March 7, 2011; June 6, 2011; June 28, 2011; July 8, 2011; August 16, 2011; and August 25, 201l;

(e)          All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (a) above; and

(f)            The description of the Company’s common stock, no par value, in the Company’s Registration Statement on Form 8-A (Commission File No. 001-12697), filed with the Commission on October 20, 2009, and any amendment or report filed for the purpose of updating such description.

In addition, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities covered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interest of Named Experts and Counsel.

None.

Item 6.  Indemnification of Directors and Officers.

Texas Business Organizations Code

Under the provisions of Chapter 8 of the Texas Business Organizations Code and the Company’s Certificate of Formation, the Company may indemnify its directors, officers, employees and agents and maintain liability insurance for those persons. Section 8.101 of the Texas Business Organizations Code provides that a corporation may indemnify a governing person, or delegate, who was, is or is threatened to be made a named defendant or respondent in a proceeding if it is determined that the person: (i) conducted himself in good faith; (ii) reasonably believed that (a) in the case of conduct in his official capacity that his conduct was in the corporation’s best interest and (b) in all other cases, that his conduct was at least not opposed to the corporation’s best interest; and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.  However, if the person is found liable to the corporation, or if the person is found liable on the basis that he received an improper personal benefit, indemnification under Texas law is limited to the reimbursement of reasonable expenses actually incurred by the person in connection with the proceedings and does not include a judgment, a penalty, a fine, and an excise or similar tax, and no indemnification will be available if the person is found liable for willful or intentional misconduct, breach of the person’s duty of loyalty, or an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the corporation.  Under Texas law, indemnification by the corporation is mandatory if the person is wholly successful on the merits or otherwise, in the defense of the proceeding.

Certificate of Incorporation and Bylaws

The Company’s Certificate of Formation obligates the Company to indemnify its directors and officers to the fullest extent permitted under Texas law. Additionally, the Company’s Certificate of Formation and Bylaws grant it the authority to the maximum extent permitted by Texas law to purchase and maintain insurance providing such indemnification.

D&O Liability Insurance

The Company maintains directors’ and officers’ liability insurance.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Company with the Commission, the following exhibits are filed with this Registration Statement:

Exhibit No.	Description of Exhibit

4.1

BPZ Resources, Inc. Employee Stock Purchase Plan (incorporated by referenced to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2011 filed with the Commission on August 9, 2011)

5.1	Opinion on Legality
23.1	Consent of Attorney (included in Exhibit 5.1)
23.2	Consent of Independent Registered Public Accountant
23.3	Consent of Independent Petroleum Engineers and Geologists
23.4	Consent of Independent Registered Public Accountant
24.1	Powers of Attorney (included on the signature page of this Registration Statement)

Item 9.  Undertakings

The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; additional or changed material information on the plan of distribution.

Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)   That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on October 21, 2011.

BPZ RESOURCES, INC.

By:	/s/ Manuel Pablo Zúñiga-Pflücker
Manuel Pablo Zúñiga-Pflücker
President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.  Each person whose signature appears immediately below constitutes and appoints James B. Taylor and Manuel Pablo Zúñiga-Pflücker, and each of them severally, each of whom may act without joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 and all documents in connection therewith and all instruments necessary, appropriate or advisable to enable BPZ Resources, Inc. to comply with the Securities Act of 1933 and other federal and state securities laws in connection with the Registration Statement, and any and all amendments thereto (including pre- and post-effective amendments) or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits and schedules thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

By:	/s/ MANUEL PABLO ZÚÑIGA-PFLÜCKER	By:	/s/ RICHARD S. MENNITI
	Manuel Pablo Zúñiga-Pflücker		Richard S. Menniti
	President, Chief Executive Officer and		Chief Financial Officer
	Director		(Principal Financial Officer and Principal Accounting Officer)
Date:	October 21, 2011	Date:	October 21, 2011
By:	/s/ JAMES B. TAYLOR	By:	/s/ STEPHEN C. BEASLEY
	James B. Taylor		Stephen C. Beasley
	Director and Chairman of the Board		Director
Date:	October 21, 2011	Date:	October 21, 2011
By:	/s/ GORDON GRAY	By:	/s/ JOHN J. LENDRUM, III
	Gordon Gray		John J. Lendrum, III
	Director		Director
Date:	October 21, 2011	Date:	October 21, 2011
/s/ DENNIS G. STRAUCH
Dennis G. Strauch
Director
Date:	October 21, 2011

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

4.1

BPZ Resources, Inc. Employee Stock Purchase Plan (incorporated by referenced to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2011 filed with the Commission on August 9, 2011)

5.1	Opinion on Legality
23.1	Consent of Attorney (included in Exhibit 5.1)
23.2	Consent of Independent Registered Public Accountant
23.3	Consent of Independent Petroleum Engineers and Geologists
23.4	Consent of Independent Registered Public Accountant
24.1	Powers of Attorney (included on the signature page of this Registration Statement)